EXHIBIT 99.H7

KRANESHARES TRUST

EXPENSE LIMITATION AGREEMENT

THIS EXPENSE LIMITATION AGREEMENT (the “Agreement”) is effective as of July 10, 2014, by and between KRANESHARES TRUST, a Delaware statutory trust (the “Trust”), on behalf of its series listed in Appendix A, as amended from time to time (each a “Fund”), and the investment adviser of the Funds, KRANE FUNDS ADVISORS, LLC (the “Adviser”).

WITNESSETH:

WHEREAS, the Adviser serves as investment adviser to each Fund pursuant to the terms and provisions of an Investment Advisory Agreement between the Trust and the Adviser dated November 8, 2012, as amended from time to time (the “Investment Advisory Agreement”); and

WHEREAS, the Adviser is entitled to a fee under the Investment Advisory Agreement in exchange for providing advisory and other services, and paying all of the Trust’s expenses except those specifically excluded therein (“Advisory Fee”); and ; and

WHEREAS, the Adviser desires to limit the Advisory Fee of each Fund for the period described herein pursuant to the terms and provisions of this Agreement, and the Trust (on behalf of each Fund) desires to allow the Adviser to implement those limits;

NOW THEREFORE, in consideration of the covenants and the mutual promises hereinafter set forth, the parties, intended to be legally bound hereby, mutually agree as follows:

1.      Limit on Advisory Fee.  The Adviser hereby agrees to limit its current Advisory Fee for each Fund to an annual rate, expressed as a percentage of average daily net assets, listed in Appendix A (the “Annual Limits”).

2.      Term.

a.	With respect to each existing Fund, this Agreement shall become effective on the date specified in Appendix A and shall remain in effect through the end of the twelve (12) month period commencing on the date of the Fund’s then-current prospectus, and shall automatically renew for each Fund for an additional one (1) year period, unless sooner terminated as provided in Paragraph 3 of this Agreement.

b.	With respect to each new Fund, this Agreement shall become effective on the date specified in Appendix A and shall remain in effect until the end of the fourth (4th) month following the Fund’s first fiscal year end or until the Fund is required to file an updated prospectus under the Securities Act of 1933, and shall automatically renew for each Fund for an additional one (1) year period, unless sooner terminated as provided in Paragraph 3 of this Agreement.

3.      Termination.  This Agreement may be terminated at any time with respect to any Fund, and without payment of any penalty, by the Board of Trustees of the Trust, on behalf of the Fund, upon sixty (60) days’ written notice to the Adviser.  This Agreement may be terminated by the Adviser with respect to any Fund, effective at the end of its then-current term, without payment of any penalty upon at least sixty (60) days’ written notice prior to the end of the current term, subject to the consent of the Board of Trustees of the Trust, which consent will not be unreasonably withheld.  This Agreement will automatically terminate with respect to any Fund listed in Appendix A if the Investment Advisory Agreement for that Fund is terminated, with such termination effective upon the effective date of the Investment Advisory Agreement’s termination for that Fund.

4.      Assignment.  This Agreement and all rights and obligations hereunder may not be assigned without the written consent of the other party.

5.      Severability.  If any provision of this Agreement shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Agreement shall not be affected thereby.

6.      Governing Law.  This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof, provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the Investment Company Act of 1940 and the Investment Advisers Act of 1940, and any rules and regulations promulgated thereunder.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and attested by their duly authorized officers, all on the day and year first above written.

KRANESHARES TRUST	KRANE FUNDS ADVISORS, LLC

By: /s/ Jonathan Krane	By: /s/ Jonathan Krane
Print Name: Jonathan Krane____	Print Name: Jonathan Krane _____
Title: CEO_________________	Title: CEO ___________________